Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2014 relating to the financial statements and financial statement schedules, which appears in CafePress Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 15, 2014